Exhibit 99
Contacts:
Elizabeth Castro (Media)
(312) 240-4567

130 E. Randolph Dr. - Chicago, IL 60601	Jim Chiti (Investor Relations)
(312) 240-4730

For Immediate Release
February 17, 2005

Gas Workers Union Approves Peoples Gas Contract
Contract Ratified Two Months Before April 30 Expiration

CHICAGO - Peoples Gas, a subsidiary of Peoples Energy (NYSE: PGL), announced today that members of Gas Workers Union Local 18007, Utility Workers Union of America, overwhelmingly approved a new three-year contract with the company, more than two months before the expiration of the current contract on April 30.

"We are pleased that members of the Gas Workers Union have quickly ratified a contract that benefits customers, employees, and the community," said Desiree Rogers, president of Peoples Gas. "Union leadership showed great strength in joining with the company to achieve this tremendous result. We look forward to working together with union leadership in the future and to the continued contributions to the company's success from union membership."

The successful contract negotiations are the result of a new "focused approach" to the process versus the "traditional approach." The "focused approach," which was proposed by management and accepted by union leadership, is a condensed negotiation that identified a handful of high-value operational and key human resource issues that were negotiated over a period of several weeks. The result was a contract that union members found acceptable and that will help achieve key company goals over the coming years.

The contract, covering more than 800 field employees, provides a wage increase of 3% in the first year, 3% in the second year, and 3.5% in the third year.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

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